Exhibit 10.1

TESSCO TECHNOLOGIES INCORPORATED

PERFORMANCE SHARE UNIT AGREEMENT – OFFICERS AND EMPLOYEES

THIS PERFORMANCE SHARE UNIT AGREEMENT between TESSCO TECHNOLOGIES INCORPORATED (the “Company”) and                                       (“you”) is effective as of April 9, 2004.

Section 1.              Grant of Performance Shares.

1.1.          The Compensation Committee of the Company’s Board of Directors has awarded to you the conditional right to receive up to                       shares of the Company’s common stock (“Performance Shares”) under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan (the “Plan”). Your right to receive one (1) Performance Share is sometimes referred to as a “Performance Share Unit” or “PSU” and is in all respects subject to the terms and conditions contained in this Agreement.

1.2.          In general, whether your PSUs ripen into the right to receive Performance Shares depends on two factors: (1) the Company’s earnings per share over the next three Fiscal Years, on a year-by-year basis or cumulatively, and (2) your individual performance rating for each of the next three Fiscal Years under the Company’s appraisal process. In addition, as described below, you must remain employed by the Company until Performance Shares are issued, which generally will occur in from two to four annual installments after the Fiscal Year for which the Performance Shares are earned.

Section 2.              Defined Terms. This Agreement uses a number of terms that are defined either in the body of the Agreement or in the Glossary (section 11), which appears at the end of this Agreement. These defined terms are capitalized wherever they are used.

Section 3.              Earning of Performance Shares.

3.1.          In General. Performance Shares may be earned as of the end of each of the following three Fiscal Years of the Company: FY2005, FY2006, and FY2007. In particular:

(a)           Performance Shares may be earned for any one of these three Fiscal Years if EPS for that particular Fiscal Year exceeds the Threshold EPS for that Fiscal Year. This is referred to as the “Annual Test.”

(b)           For the second and third Fiscal Years, i.e., FY 2006 and FY2007, Performance Shares may also be earned if EPS (i) for that Fiscal Year and the preceding Fiscal Year (in the case of FY2006) or (ii) for that Fiscal Year and the two preceding Fiscal Years (in the case of FY2007) on a cumulative basis exceeds the Cumulative Threshold EPS for that Fiscal Year. This is referred to as the “Cumulative Test.”

(c)           In general, the number of Performance Shares that can be earned for FY2006 and FY2007 under the Cumulative Test is significantly greater than the number that can be earned under the Annual Test. Whichever Test results in the greater number of Performance Shares earned for either of these Fiscal Years is the Test that will be applied.

3.2.          Number of Performance Shares Earned. The number of Performance Shares earned for any Fiscal Year depends on the Corporate Performance Factor for the Fiscal Year (which is based on EPS as described below) and your Individual Performance Factor for the Fiscal Year. Specifically, the number of Performance Shares earned for a particular Fiscal Year is determined as follows:

Base Number of Shares x Corporate Performance Factor x Individual Performance Factor

where:

•                       “Base Number of Shares” is the number of shares determined from Table 1 for the particular Fiscal Year and the particular Test (Annual Test or Cumulative Test);

•                       “Corporate Performance Factor” is the percentage determined based on EPS as described in the next section; and

•                       “Individual Performance Factor” is the percentage based on your “Collaboration Rating” and your “Bottom Line Contribution to Results Rating” for the Fiscal Year as subjectively determined by the Company as part of the Company’s annual appraisal of your performance. This percentage will be        % if you have not achieved your personal goals and between           % and           % if you meet or exceed your personal goals.

In applying this formula, two additional rules apply:

•                       Under the Cumulative Test, the result is reduced by the number of Performance Shares earned in the preceding Fiscal Year or Years; and

•                       In no case may the total number of Performance Shares earned as of the end of any Fiscal Year exceed the Cumulative Maximum Number of Performance Shares set forth in Table 1.

3.3.          Determination of “Corporate Performance Factor.” The Corporate Performance Factor for a particular Fiscal Year and for a particular Test is a percentage based on EPS (or cumulative EPS) relative to the applicable Threshold EPS and Goal EPS.

If EPS (or cumulative EPS) is:	then the Corporate Performance Factor is
Less than Threshold EPS	%
Exactly equal to Threshold EPS	%

Greater than Threshold EPS but less than Goal EPS	Determined by multiplying the “Incremental Percentage” shown in Table 1 by the number of cents by which EPS exceeds Threshold EPS and adding the result (rounded to the nearest whole percentage) to %
Exactly equal to or greater than Goal EPS	%

Note that the maximum Corporate Performance Factor if Goal EPS is not achieved is         %. If Goal EPS is achieved (or exceeded), then the Corporate Performance Factor is         %.

Although the “Corporate Performance Factor” will be determined as set forth in this section (which is definitive), Exhibits A through E illustrate this information in graph form.

3.4.          Applicable Parameters. The Base Number of Shares, the Threshold EPS, and the Goal EPS for each Fiscal Year for the Annual Test and for the Cumulative Test, as well as the Cumulative Maximum Number of Performance Shares that may be earned as of the end of each Fiscal Year, are as follows:

Table 1

	FY2005		FY2006		FY2007
Cumulative Test:
Base Number of Shares	N/A
Threshold EPS	N/A		$		$
Goal EPS	N/A		$		$
Incremental Percentage	N/A			%		%

Annual Test:
Base Number of Shares
Threshold EPS	$		$		$
Goal EPS	$		$		$
Incremental Percentage		%		%		%

Cumulative Maximum Number of Performance Shares

Section 4.              Issuance and Distribution of Performance Shares. Performance Shares earned as described in section 3 will be issued and distributed to you in installments as follows, subject to section 5:

•                       Performance Shares earned for FY2005 will be issued and distributed in four (4) approximately equal installments, on May 1, 2005, 2006, 2007, and 2008.

•                       Performance Shares earned for FY2006 will be issued and distributed in three (3) approximately equal installments, on May 1, 2006, 2007, and 2008.

•                       Performance Shares earned for FY2006 will be issued and distributed in two (2) approximately equal installments, on May 1, 2007 and 2008.

Section 5.              Continued Employment.

5.1.          In order to earn Performance Shares for any particular Fiscal Year, you must be employed by the Company for the entire Fiscal Year. Once your employment terminates (for whatever reason), you may no longer earn any additional Performance Shares.

5.2.          In order to receive Performance Shares that you have earned, you must be employed by the Company on the date that the Performance Shares are to be issued and distributed (as provided in section 4). You will forfeit your right to receive Performance Shares that have been earned but have not been issued and distributed as of the date your employment terminates. This condition will not apply, however, if:

•                       Your employment was terminated by the Company other than for Cause;

•                       You terminated your employment for Good Reason;

•                       You terminated your employment after reaching your “normal retirement date” as defined in the Company’s Retirement Savings Plan (or successor plan);

•                       Your employment was terminated either by you or by the Company on account of Disability; or

•                       Your employment was terminated by reason of your death.

5.3.          “Employment” by the Company for purposes of this Agreement includes employment by any of the Company’s subsidiaries.

Section 6.              Illustrations. The application of the above provisions is illustrated by the following examples:

Example 1.                                    If EPS for FY2005 is $        , then the Corporate Performance Factor for that Fiscal Year is           %. If EPS for FY2005 is $          , then the Corporate Performance Factor for that Fiscal Year is           %. If EPS for FY2005 is $           or greater, then the Corporate Performance Factor for that Fiscal Year is           %.

Example 2                                       If EPS for FY2005 is $        , then the Corporate Performance Factor for that Fiscal Year is the excess of EPS ($          ) over Threshold EPS ($       ), or           cents, times the Incremental Percentage (        %), which (rounded to the nearest whole percentage) is          % (          x          %), plus          %, which is           %. If your Individual Performance Factor for the Fiscal Year is 100%, you would earn          Performance Shares, which is the Base Number of Shares for FY2005 (          ) times the Corporate Performance Factor (          %) times your Individual Performance Factor (100%). Assuming that you remain employed as required by section 5 (and there is no intervening Change in Control as described in section 7), these                Performance Shares would be issued and distributed you as follows:           shares on May 1, 2005;            shares on May 1, 2006;            shares on May 1, 2007;and            shares on May 1, 2008.

Example 3                                       Assume that EPS for FY2005 is $           and that your Individual Performance Factor for the Fiscal Year is           %. Then (if you are employed for the entire Fiscal Year as required by section 5.1) you will earn            Performance Shares: ($          -=          cents) x           % =           % (rounded to            %) +            %, or           % x            % x           .

Example 4                                       Assume that EPS for FY2005 (as in Example 3) is $           and for FY2006 is $           . You would not be entitled to any Performance Shares under the Annual Test for FY2006 since EPS is less than the Threshold EPS for FY2006 ($           ). If your Individual Performance is            %, you would, however, be entitled to            Performance Shares under the Cumulative Test (assuming you were employed for the entire Fiscal Year as required by section 5.1), determined as follows:

•                       Corporate Performance Factor = Cumulative EPS ($            +              = $           ) minus the Cumulative Test Threshold EPS for FY2006 ($            ), or            cents, times the Incremental Percentage (            %), which rounded to the nearest whole percentage is            % (            x            % =           %), plus            % =           %

•                       times Base Number of Shares (              )

•                       times your Individual Performance Factor (assumed to be            % in this example)

•                       minus the                 Performance Shares earned for FY2005 (per Example 3).

Example 5                                       Assume that for FY2005 your Individual Performance Factor is 100% and that EPS equals or exceeds the Goal EPS ($                 ) for that Fiscal Year. Thus, the Corporate Performance Factor will be . Although the Base Number of Shares for FY2005 (               ) times the Corporate Performance Factor () times your Individual Performance Factor () is           , the number of Performance Shares you can earn for FY2005 is limited to           . In the same vein, if the cumulative Goal EPS for FY2006 is met (and therefore the Corporate Performance Factor is           %) and your Individual Performance Factor for that Fiscal Year is %, the maximum number of Performance Shares you can earn for FY2006 is                , even though the Base Number of Shares under the Cumulative Test (              ) times            % times             % is                    .

Section 7.              Change in Control. If there is a Change in Control of the Company, then:

7.1.          For the Fiscal Year in which the Change in Control occurs (provided you are employed by the Company on the date of the Change in Control), you will earn Performance Shares as though (i) EPS for that Fiscal Year equals Goal EPS for that Fiscal Year (as set forth in Table 1 for the Annual Test) and (ii) your Individual Performance Factor is            %;

7.2.          Provided you are employed by the Company on the date of the Change in Control, any Performance Shares that you have earned for prior Fiscal Years but that have not yet been issued and distributed to you will be issued and distributed to you effective as of the Change in Control, along with any Performance Shares earned under section 7.1; and

7.3.          Except as provided in this section, this Agreement and your right to earn Performance Shares for any period beginning on or after the date of the Change in Control will terminate.

Section 8.              Confidentiality.

8.1.          You acknowledge that the information contained in this Agreement, particularly the Threshold EPS and Goal EPS information may be highly confidential and not available to the public and that disclosure of the information contained in this Agreement could result in harm to the Company. Therefore, in addition to any obligation you may have under the TESSCO Code of Conduct or any other policy of or agreement with the Company, you specifically agree that you will not disclose any of the provisions of or information contained in this Agreement except as expressly required by a subpoena or other order of a court or administrative agency. If you believe that you are so required to disclose any of the provisions of or information contained in this Agreement, you agree to give the Company prompt written notice of this requirement so that the Company (at its expense) may seek an appropriate protective order or otherwise resist disclosure.

8.2.          If you breach your obligations under this section, the Company may terminate this Agreement by giving you written notice of termination. If the Company does so, you will no longer be entitled to earn any Performance Shares under this Agreement or to receive any Performance Shares that have been earned but not yet issued and distributed, whether or not the Company also terminates your employment.

8.3.          The nondisclosure obligation contained in this section will not apply to information that has been disclosed to the public by the Company or by someone other than you or a person who (directly or indirectly) obtained the information from you.

Section 9.              Adjustment of Number of Performance Shares, etc.

9.1.          Stock Dividends, Splits, Etc. In the event of a stock split, a stock dividend or a similar change in the shares of the Company’s common stock, the number of Performance Shares that may be earned and the number of Performance Shares that have been earned but not yet issued and distributed under this Agreement, as well as Threshold EPS, Goal EPS, Base Number of Shares, and the Maximum Number of Performance Shares, may be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this Agreement.

9.2.          Reorganization Events. After any capital reorganization, reclassification of shares of the Company’s common stock, or consolidation of the Company with, or merger of the Company into, any other corporation or entity that does not constitute a Change in Control (each a “Reorganization Event”), the number of Performance Shares that may be earned and the number of Performance Shares that have been earned but not yet issued and distributed under this Agreement, as well as Threshold EPS, Goal EPS, Base Number of Shares, and the Maximum Number of Performance Shares, may be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this Agreement.

9.3.          Reservation of Sufficient Shares. The Company will reserve and keep available out of its authorized but unissued shares of common stock a number of such shares as will be sufficient to enable the Company to issue and distribute any Performance Shares that become issuable and distributable under this Agreement.

9.4.          Registration and Approval. If any shares reserved for issuance under this Agreement require registration with or approval of any governmental authority under any federal or state law before those shares may be validly issued, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval. This provision, however, will not require the Company to secure any registration or approval in order (i) to issue shares under this Agreement if those shares can lawfully be issued pursuant to one or more exemptions from registration under applicable federal and state securities laws (even though the shares may constitute “restricted securities” or the holder of such shares may be unable to transfer the shares without registration or the availability of a suitable exemption from registration under such laws) or (ii) to enable any person to sell or distribute shares received under this Agreement in a transaction involving a public offering within the meaning of the Securities Act as then in effect.

9.5.          Shares Fully Paid and Nonassessable. All Shares issued under this Agreement will upon issuance be fully paid and nonassessable.

Section 10.            Restrictions on Transfer; Legends.

10.1.        Transfer Restrictions; Opinion of Counsel. Neither this Agreement nor all or any part of your rights under this Agreement may be transferred, i.e., pledged, hypothecated, sold, assigned, or otherwise encumbered or disposed of, either voluntarily or by operation of law (whether by virtue of execution, attachment, or similar process), except as may expressly be provided in the Plan. No shares issued under this Agreement may be transferred, other than by will or by operation of the laws of descent and distribution, unless the transferor first delivers to the Company an opinion of counsel reasonably satisfactory to counsel for the Company to the effect that the transfer is permitted under federal and state securities laws. Any purported transfer in violation of these restrictions will be ineffective.

10.2.        Stock Certificate Legends. Each certificate evidencing Performance Shares issued under this Agreement and each certificate evidencing shares issued to any subsequent transferee of any Performance Shares may be imprinted with a legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The transfer of the shares represented by this certificate is subject to compliance with the conditions specified in an Agreement dated as of April 9, 2004 under which these shares were issued, and no transfer of these shares will be valid or effective until such conditions and provisions have been fulfilled or complied with. A copy of the Agreement will be made available to any person having a valid interest therein upon request and without charge. Upon the fulfillment of such conditions and provisions, the issuer has agreed to deliver to the holder hereof a new certificate, not bearing this legend, for the number of shares represented hereby, registered in the name of the holder hereof.

Section 11.            Miscellaneous.

11.1.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between us, and supersedes any prior agreement or understanding, relating to the subject matter of this Agreement.

11.2.        Conflicts with Plan; Amendments. This Agreement has been granted as a “Performance Award” under the Plan and will be construed consistently with the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control. The Committee has the right, in its sole discretion, to amend this Agreement from time to time in any manner for the purpose of promoting the objectives of the Plan but only if all other Performance Share Award Agreements under the Plan that are then in effect at the time of such amendment are also similarly amended with substantially the same effect. Any such amendment of this Agreement will, upon adoption by the Committee, become and be binding and conclusive on all persons affected by it without requirement for consent or other action by any such person. The Company will give you written notice of any such amendment of this Agreement as promptly as practicable after it is adopted.

11.3.        No Rights of Stockholder. You will not have the rights of a stockholder of the Company with respect to the Performance Shares that may become issuable under this Agreement until the Performance Shares have actually been issued and distributed to you. This Agreement will not affect in any way the right or power of the Board of Directors or the stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or shares of capital stock with a preference ahead of, or convertible into, or otherwise affecting the common stock or rights of holders of common stock, or any dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.4.        Notices. Any notice or communication required or permitted by this Agreement will be sufficiently given if delivered in person or by commercial courier service or sent by first class mail, postage prepaid:

(i)            if to the Company, addressed to it at 11126 McCormick Road, Hunt Valley, Maryland 21031, marked for the attention of the President, and

(ii)           if to you, to the address set forth below your signature,

or in either case to such other address as either of us notifies the other in accordance with this section.

11.5.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.6.        Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

11.7.        Limitations on Issuance. Notwithstanding any other provisions of this Agreement or of the Plan, no Performance Shares will be issuable under this Agreement at any time when such issuance is prohibited by the Company’s policies then in effect concerning transactions by officers, directors, and employees in securities of the Company.

11.8.        Fractional Shares. The Company will not be required to issue fractions of Performance Shares under this Agreement. If any fractional interest in a Performance Share is otherwise deliverable, the Company will instead pay cash equal to the fair market value of the fractional interest as reasonably determined by the Company.

11.9.        Withholding Taxes. The Company will be entitled to require as a condition of delivery to you of a certificate representing any Performance Shares that you remit to the Company an amount sufficient to satisfy all federal, state, and other taxes or withholding requirements that may be imposed upon the Company. Whether or not the Company requires you to remit any such amounts, the Company will at all times have the right to withhold such amounts from any compensation or other payments otherwise due to you (under this Agreement or otherwise).

11.10.      Issuance Taxes. The issuance of stock certificates under this Agreement will be made without charge to you for any stamp or similar tax imposed with respect to such certificate. The Company will not, however, be required to pay any such tax that may be payable on account of the issuance and delivery of stock certificates in any name other yours, and the Company will not be required to issue or deliver any such stock certificate unless and until the person or persons requesting its issuance have paid to the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

Section 12.            Glossary. The following capitalized terms have the meanings set forth in this section:

12.1.        “EPS” means the Company’s consolidated diluted earnings per share net of the costs for the Fiscal Year associated with all components of the Company’s Reward for Results Program (or successor incentive compensation arrangements), including the costs associated with the grant of Performance Shares under this and similar Agreements, all as determined in good faith by the Compensation Committee. The Compensation Committee may make such adjustments to EPS, and to Threshold EPS and Goal EPS, for any Fiscal Year as the Compensation Committee reasonably determines in its sole discretion are necessary (i) to maintain consistency with the accounting principles and practices applied by the Company on the effective date of this Agreement or (ii) as a result of transactions or events described in sections 9.1 or 9.2, or other extraordinary or nonrecurring events not contemplated in developing the Threshold EPS and Goal EPS targets, in order to preserve the Compensation Committee’s intent in issuing this and similar Agreements.

12.2.        “Base Number of Shares” is defined in section 3.2.

12.3.        “Cause” means:

(i)            your conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude;

(ii)           your embezzlement or criminal diversion of funds or property of the Company or any of the Company’s subsidiaries;

(iii)          your breach of your confidentiality obligations under section ; or

(iv)          any other gross misconduct by you in connection with your employment with the Company or any willful failure by you to perform the substantial duties of your position.

12.4.        “Change in Control” means the occurrence of any of the following:

(i)            any “person” (as that term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then-outstanding securities of the Company; or

(ii)           there is a change in the composition of a majority of the Board of Directors of the Company within twelve (12) months after any “person” (as defined above) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company; or

(iii)          there is consummated any consolidation or merger or share exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(iv)          there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or a substantial portion of the assets of the Company other than to one or more of its wholly-owned subsidiaries; or

(v)           the stockholders of the Company approve a plan or proposal for the complete or partial liquidation, dissolution, or divisive reorganization of the Company.

12.5.        “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors as constituted from time to time.

12.6.        “Corporate Performance Factor” is defined in section 3.3.

12.7.        “Disability” means a physical or mental disease, injury, or infirmity that prevents you (despite the provision of reasonable accommodations as required by law) from performing the substantial duties of your position for a period of one hundred eighty (180) consecutive days as certified by a physician designated by or acceptable to the Company.

12.8.        “Fiscal Year” means a fiscal year of the Company.

12.9.        “FY2005,” “FY2006,” and “FY2007” mean the Fiscal Years ending in March 2005, 2006, and 2007, respectively.

12.10.      “Good Reason” means:

(i)            any material adverse change in your title or reporting responsibilities or any material reduction in your authority, provided you specifically object in writing to the change or reduction within thirty (30) days and the Company does not rescind the change or reduction within a further period of thirty (30) days; or

(ii)           any failure by the Company or its subsidiaries to make a payment due to you or to provide you with a benefit due to you, but only if the failure is not cured within fifteen (15) days after the Company receives written notice of the failure.

12.11.      “Incremental Percentage” is defined in sections 3.3 and 3.4.

12.12.      “Individual Performance Factor” is defined in section 3.2.

12.13.      “Performance Shares” means shares of the Company’s common stock that may become issuable to you under this Agreement.

12.14.      “Performance Share Unit” or “PSU” means your right to receive, subject to the terms and conditions contained in this Agreement, one (1) Performance Share.

To confirm the above, the Company and you hereby sign this Agreement, which is effective as of the date set forth on the first page.

ATTEST/WITNESS:	TESSCO TECHNOLOGIES INCORPORATED

	By:	(SEAL)
Robert B. Barnhill, Jr.
Chairman and Chief Executive Officer

(SEAL)
«Participant»

Address: